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EXHIBIT 99.1

BROOKFIELD PROPERTIES CORPORATION

INFORMATION STATEMENT

Distribution of Common Stock of Brookfield Homes Corporation, Par Value $.01 Per Share

        This information statement is being provided to shareholders of Brookfield Properties Corporation (a corporation that we refer to as "Brookfield Properties," "we", "our", or "us") in connection with the distribution (the "Distribution") by us to our common shareholders of approximately 32.2 million shares of common stock, par value US$0.01 per share, of our wholly-owned subsidiary, Brookfield Homes Corporation, a Delaware corporation that we refer to as "Brookfield Homes". The shares of common stock to be distributed represent all of Brookfield Homes outstanding common stock. Brookfield Homes acquired our homebuilding operations in California and Northern Virginia under a reorganization of our businesses that was effective as of September 30, 2002.

        The Distribution was made as of December 31, 2002 (the "Distribution Date"), on the basis of one share of Brookfield Homes' common stock for each five of our common shares that you held of record on December 20, 2002 (the "Record Date"), rounded down to the nearest whole share of Brookfield Homes common stock. We will pay cash in lieu of fractional shares you would otherwise be entitled to receive in the Distribution. You are not required to make any payment in order to receive the shares of Brookfield Homes common stock to which you are entitled as part of the Distribution. You will not be required to surrender or exchange your Brookfield Properties common shares in order to receive your shares of Brookfield Homes common stock.

        There is currently no public market for shares of Brookfield Homes common stock, but shares of Brookfield Homes common stock have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, under the symbol "BHS".

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.

The date of this Information Statement is December 31, 2002

QUESTIONS AND ANSWERS

Q:
What Is Being Distributed?

A:
Our principal United States homebuilding operations, which are located in California and Northern Virginia are being distributed to our common shareholders. Pursuant to a reorganization of our homebuilding business, these operations have been transferred to Brookfield Homes, a wholly-owned subsidiary of ours.

  The Distribution has been made as of December 31, 2002. We have distributed to our common shareholders of record on December 20, 2002, all of Brookfield Homes' outstanding common stock. We have concurrently distributed to our shareholders of record on December 31, 2002, our regular quarterly cash dividend of $0.10 per share. Upon completion of the Distribution, we will not own any shares of Brookfield Homes common stock.

  Upon completion of the Distribution, you will own shares in two separately traded public companies, Brookfield Properties (NYSE: BPO; TSX: BPO) and Brookfield Homes (NYSE: "BHS").

Q:
What Will You Receive As Part of the Distribution?

A:
You will receive one share of Brookfield Homes common stock for every five of our common shares that you owned of record on December 20, 2002, rounded down to the nearest whole share, plus an amount of cash equal to the value of any fractional share you would otherwise be entitled to receive. Approximately 32.2 million shares of Brookfield Homes common stock will be distributed.

  The Distribution will not change the number of our common shares that you own.

Q:
Why Are We Distributing Our Shares of Brookfield Homes Common Stock?

A:
Our board of directors have determined that it is in the best interests of our shareholders to separate our homebuilding operations in California and Northern Virginia from our office property business by distributing all of the shares of Brookfield Homes common stock to our common shareholders. In reaching its decision, our board of directors considered a number of factors, including:

•
their belief that the market price of our common shares fails to recognize the value of our investments in our homebuilding operations in California and Northern Virginia and that the value of your investment in our company would be enhanced if these operations were segregated and held as a separate public company;

•
the separation will permit us to focus on our core office property business and will enable Brookfield Homes to grow without the capital constraints that have limited its operations while a non-core component of our company;

•
establishing Brookfield Homes as a separate public company will enable it to raise capital and respond better to the opportunities and challenges of the homebuilding industry; and

•
the tax consequences of the Distribution to us and our shareholders.

Q:
Where Can You Learn More About Brookfield Homes?

A:
The Registration Statement on Form 10 filed by Brookfield Homes with the United States Securities and Exchange Commission and the prospectus filed by Brookfield Homes in each of the provinces of Canada in connection with the Distribution provide detailed information about Brookfield Homes and its business. The Form 10 that describes Brookfield Homes and its business has been filed with the Securities and Exchange Commission and is available through the internet on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, which can be accessed at www.sec.gov. The non-offering prospectus that describes Brookfield Homes and its business and that has been filed with the securities regulatory authorities in each province of Canada, is available on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com. In addition, our website (www.brookfieldproperties.com) and Brookfield Homes' website (www.brookfieldhomes.com) has additional information should you wish to review it.

Q:
What Will Be Brookfield Homes' Business After The Distribution?

A:
Brookfield Homes intends to continue to be a builder of single-family and multi-family homes in what we believe to be high growth, supply constrained markets in the United States. Brookfield Homes intends to continue primarily targeting move-up and luxury homebuyers in master-planned communities and infill locations in the markets in which it operates.

Q:
What Will Be Our Business After The Distribution?

A:
We will continue to own, develop and manage premier office properties in downtown locations of select cities in North America.

Q:
What Will Be The Impact Of The Distribution On Our Share Price?

A:
To the extent that the value of the operations to be distributed in the Distribution are reflected in our share price, the price of our common shares may initially decline by the dividend amount distributed to shareholders. However, since we will have distributed the part of our business that has the greatest volatility and our focus will be almost exclusively on our office property operations, we believe that the price of our common shares will ultimately improve as a result of the separation.

Q:
What Do You Have To Do To Participate In The Distribution?

A:
If you are a shareholder of our company, you do not need to do anything to participate in the Distribution. No proxy or vote is required to participate in the Distribution. You do not need to, and you should not, mail in any certificates representing your common shares in our company in order to receive shares of Brookfield Homes common stock in the Distribution.

Q:
How Will We Distribute Brookfield Homes Common Stock To You?

A:
If you are a registered holder of our common shares as of the close of business on the Record Date for the Distribution, our distribution agent will automatically credit the number of shares of Brookfield Homes common stock to which you are entitled to a book-entry account established to hold the stock for you. This credit has occurred as of December 31, 2002 on the Distribution Date. The distribution agent will mail you a statement of your ownership of shares of Brookfield Homes common stock. You may retain your shares of Brookfield Homes common stock in your book-entry account, sell them or transfer them to a brokerage or other account. If you are a registered holder, you may request a physical stock certificate of Brookfield Homes after you receive the statement of ownership of Brookfield Homes common stock from the distribution agent. The statement of ownership will contain instructions on how to do this.

  You will not receive any new stock certificates of us pursuant to the Distribution. However, if you are a registered holder, you may request a physical stock certificate of ours after you receive the statement of ownership of our common stock from the distribution agent. The statement of ownership will contain instructions on how to do this.

Q:
What If You Hold Your Brookfield Properties Shares Through Your Stockbroker, A Bank Or Other Nominee?

A:
If you hold your Brookfield Properties common shares through a stockbroker, bank or other nominee, you are probably not a registered shareholder of record and the manner in which you receive the shares of Brookfield Homes common stock to which you are entitled depends upon your arrangements with the stockbroker, bank or other nominee that holds your Brookfield Properties common shares. We expect that stockbrokers and banks generally will credit their customers' accounts with shares of Brookfield Homes common stock on or after the Distribution Date, but you will have to confirm that with your stockbroker, bank or other nominee.

  You may instruct your stockbroker, bank or other nominee, subject to any arrangement you may have with that person, to transfer your shares of Brookfield Homes common stock into your own name to be held in book-entry form.

Q:
What About Fractional Shares?

A:
If you are the registered holder of a number of Brookfield Properties common shares not evenly divisible by five, you will receive cash for the fractional share of Brookfield Homes common stock you would have otherwise been entitled to receive in addition to any whole shares of Brookfield Homes common stock you are entitled to receive, on the basis of the weighted average trading price for the shares on the New York Stock Exchange for the 10 trading days immediately following the Distribution.

Q:
On Which Stock Exchange Will Shares Of Brookfield Homes Common Stock Trade?

A:
Shares of Brookfield Homes common stock have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "BHS".

Q:
When Will You Be Able To Buy And Sell Brookfield Homes Common Stock?

A:
Regular trading of shares of Brookfield Homes common stock began on the NYSE on the Distribution Date.

Q:
Will You Still Be Able To Buy And Sell Brookfield Properties Common Shares Before and After The Distribution Date?

A:
Brookfield Properties common shares continue to trade on the NYSE and the Toronto Stock Exchange.

Q:
Will Your Brookfield Properties Dividends Change As A Result Of The Distribution?

A:
Before the Distribution we paid a quarterly dividend of US$0.10 per common share, which is equivalent to an annual rate of US$0.40 per Brookfield Properties common share. Our board of directors, in its sole discretion, will be responsible for determining our dividend rate and policy after the Distribution. We cannot assure you that the dividends you receive from us will be the same amount as they are at present, but the board's current intention is for the company to maintain a cash dividend of $0.10 per common share on a quarterly basis. Future dividends will depend upon, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions, investment opportunities and other factors that our board of directors considers relevant.

Q:
Will Brookfield Homes pay a dividend?

A:
Brookfield Homes does not presently intend to pay any cash dividends, similar to a number of U.S. homebuilding companies. Brookfield Homes' board of directors will periodically review its dividend policy and future dividends on its common stock, if any, will be at the discretion of Brookfield Homes' board of directors. Future dividends will depend upon, among other things, Brookfield Homes' results of operations, cash requirements and surplus, financial condition, contractual restrictions, investment opportunities and other factors that its board of directors considers relevant.

Q:
As A Canadian Shareholder Will You Be Taxed As A Result Of The Distribution?

A:
No. The Distribution of Brookfield Homes common stock to our shareholders will be effected by a reduction of capital and, as a result, will generally be received on a tax-free basis for the purposes of Canadian federal income taxation with a transfer of tax basis from your Brookfield Properties shares to your shares of Brookfield Homes common stock equal to the amount of the capital reduction. For additional information on the Canadian and U.S. tax consequences of the Distribution you should see "Income Tax Consequences of the Distribution" in this Information Statement.

Q:
If You Are A Shareholder Not Resident In Canada Will You Be Taxed As A Result Of The Distribution?

A:
The Distribution of shares of Brookfield Homes common stock paid to non-residents of Canada will not be subject to Canadian withholding tax since it will be effected as a reduction of capital.

  If you are a United States resident shareholder of Brookfield Properties, you will be taxed to the extent that the Distribution of Brookfield Homes common stock is considered a distribution of current year or accumulated earnings and profits of Brookfield Properties, as calculated for United States taxation purposes.

  For additional information on the Canadian and U.S. tax consequences of the Distribution you should see "Income Tax Consequences of the Distribution" in this Information Statement.

Q:
What Will Be The Relationship Between Brookfield Properties And Brookfield Homes After The Distribution?

A:
Upon completion of the Distribution, we and Brookfield Homes will be affiliates of each other, with Brascan Corporation being the largest shareholder of each corporation. We will not own any shares of Brookfield Homes common stock. Brascan will own approximately 48% of the outstanding shares of Brookfield Homes common stock. We and Brookfield Homes have entered into certain inter-company agreements governing various interim and on-going relationships between and among the two companies. You should refer to "Certain Relationships and Related Transactions—Arrangements Between Brookfield Properties and Brookfield Homes" in the Form 10 or prospectus accompanying this information statement.

Q:
Who Will Be the Distribution Agent for the Distribution?

A:
CIBC Mellon Trust Company, Toronto, Ontario, will be the distribution agent for the Distribution.

Q:
Who Will Be the Transfer Agent and Registrar for Brookfield Homes' Common Stock After the Distribution?

A:
Mellon Investor Services, LLC, Overpeck Center, 85 Challenger Road, Ridgefield Park, NJ, 07660, will the transfer agent and registrar for Brookfield Homes' common stock after the Distribution.

Q:
Whom Should You Contact For Further Information On The Distribution?

A:
If you have questions about our company, Brookfield Homes or the Distribution, or if you would like additional copies of this document, the prospectus filed in Canada in connection with the Distribution or any other document related to us, Brookfield Homes or the Distribution, you should contact Linda Northwood at (416) 359-8647.

AVAILABLE INFORMATION

        Brookfield Homes has filed with the Securities and Exchange Commission a Registration Statement on Form 10 under the United States Securities Exchange Act of 1934, which we refer to as the "Exchange Act," with respect to its common stock. This information statement does not include all of the information contained in the Form 10 and its exhibits. The Form 10 (without exhibits) has been delivered to all of our shareholders resident in the United States concurrently with this information statement and should be read together with this information statement. Statements contained in this information statement concerning documents are not necessarily complete and, in each instance, you should refer to the complete copies of those documents filed as exhibits to the Form 10. Each such statement is qualified in its entirety by the more complete information included in the filed exhibit. Copies of the Form 10 and its exhibits can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC in Washington, D.C. More information can be obtained by calling the SEC at 1-800-SEC-0330 or visiting its website at www.sec.gov.

        Brookfield Homes has also filed with the securities regulatory authorities in each of the provinces of Canada a non-offering prospectus that describes it and its business. This information statement does not contain all of the information contained in the prospectus. The prospectus has been delivered to our Canadian shareholders concurrently with this information statement and should be read together with this information statement.

        If you have questions about our company, Brookfield Homes or the Distribution, or if you would like additional copies of this document, the Form 10, the prospectus or any other document related to us, Brookfield Homes or the Distribution, you should contact Linda Northwood at (416) 359-8647. In addition, the Form 10 is available on Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and the prospectus is available on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com.

        Following the Distribution, Brookfield Homes will be required to comply with the reporting requirements of the Exchange Act and, accordingly, will file reports and other information with the SEC. Brookfield Homes will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders. Brookfield Homes will also be required to comply with the reporting requirements in each of the provinces of Canada.

        No person is authorized by us or Brookfield Homes to give any information or to make any representations other than those contained in this information statement, the Form 10 and the prospectus, and, if given or made, you must not rely on that information or those representations as having been authorized.

THE DISTRIBUTION

        Brookfield Homes is currently a wholly-owned subsidiary of our company and is a builder of single-family and multi-family homes in California and Northern Virginia. Brookfield Homes primarily targets move-up and luxury homebuyers in master-planned communities and infill locations in the markets in which it operates. For additional information about Brookfield Homes or its business, you should refer to "Business" in the accompanying Form 10 or prospectus.

        The Distribution to our common shareholders of all the outstanding shares of the common stock of Brookfield Homes completes a reorganization of our company under which we will split into two separate companies: Brookfield Homes, which builds homes and develops land in infill and master-planned communities in California and Northern Virginia and Brookfield Properties, which will continue to own, develop and manage premier office properties in downtown locations of select cities in North America.

        Upon completion of the Distribution, Brookfield Properties and Brookfield Homes are "affiliates" within the meaning of the Securities Act of 1933. Together we have entered into certain agreements governing various interim and on-going relationships between and among us. You should also refer to "Certain Relationships and Related Transactions—Arrangements Between Brookfield Properties and Brookfield Homes" in the Form 10 or the prospectus.

        Our board of directors and management have determined that it is in the best interests of our shareholders to separate our United States homebuilding business operations from our office property business by distributing all of the shares of Brookfield Homes common stock to our common shareholders. In reaching its decision, our board of directors and management considered a number of factors, including:

  •
  their belief that the market price of our common shares fails to recognize the value of our investments in our United States homebuilding operations and that the value of your investment in our company would be enhanced if these operations were segregated and held as a separate public company;

  •
  the separation will permit us to focus on our core office property business and will enable Brookfield Homes to grow without the capital constraints that have limited its operations while a non-core component of our company;

  •
  establishing Brookfield Homes as a separate public company will enable it to raise capital and respond better to the opportunities and challenges of the homebuilding industry; and

  •
  the tax consequences of the Distribution to us and our shareholders.

        The Distribution will be effected by distributing, by way of a reduction in stated capital, to holders of our common shares on the Record Date, all of the outstanding shares of Brookfield Homes common stock. On December 16, 2002, our shareholders will vote to approve a reduction in the stated capital of our common shares to allow for the Distribution to be effected by way of a return of capital which generally has beneficial tax consequences for shareholders. See "Certain Tax Consequences of the Distribution" for details.

        On the Distribution Date, we will deliver the outstanding shares of Brookfield Homes common stock to CIBC Mellon Trust Company, Toronto, Ontario, the distribution agent for transfer and distribution to the holders of our common shares as of the Record Date for the Distribution. We will concurrently distribute to our shareholders of record on December [29], 2002, our regular quarterly cash dividend of $0.10 per share.

        Inquiries relating to the Distribution should be directed to us at Brookfield Properties Corporation, BCE Place, 181 Bay Street, Suite 4440, P.O. Box 770, Toronto, Ontario, M5J 2T3 or the distribution agent at CIBC Mellon Trust Company, P.O. Box 7010, Adelaide Street Postal Station, Toronto, Ontario, M5C 2W9 Canada. After the Distribution Date, inquiries by Brookfield Homes' stockholders relating to their investment in Brookfield Homes should be directed to its transfer agent and registrar at Mellon Investor Services LLC at Overpeck Center, 85 Challenger Road, Ridgefield Park, NJ, 07660 or to Linda Northwood, Director of Investor Relations for Brookfield Homes, at BCE Place, 181 Bay Street, Suite 4430, P.O. Box 763, Toronto, Ontario, M5J 2T3, or by telephone at (416) 359-8647.

Manner of Effecting the Distribution

        We expect that the Distribution will be made on December 31, 2002. After the Distribution, share certificates for Brookfield Homes' common stock will be delivered to the distribution agent. Beginning on or about the date of the Distribution, the distribution agent will begin mailing account statements reflecting ownership of shares of Brookfield Homes common stock to holders of our common shares as of the close of business on the Record Date. Shares of Brookfield Homes common stock will be issued on the basis of one share of Brookfield Homes common stock for every five of our common shares held of record on the Record Date, rounded down to the nearest whole share. Approximately 32.2 million shares of Brookfield Homes common stock will be issued in the Distribution. Upon completion of the Distribution, we will not own any shares of Brookfield Homes common stock. All shares of Brookfield Homes common stock issued in the Distribution will be fully paid, non-assessable and free of preemptive rights. You should also refer to "Description of Registrant's Securities to be Registered" in the Form 10 and "Description of Our Securities" in the prospectus.

        Certificates representing fractional interests in a share of Brookfield Homes common stock will be not be issued as part of the Distribution. In lieu of receiving fractional interests in shares, each holder of shares of Brookfield Homes common stock who would otherwise be entitled to receive a fractional interest in a share of Brookfield Homes common stock will receive cash for their fractional interest on the basis of the weighted average trading price for the shares on the New York Stock Exchange for the 10 trading days immediately following the Distribution.

        If you are a registered holder of our common shares as of the close of business on the Record Date for the Distribution, the distribution agent will automatically credit the number of shares of Brookfield Homes common stock to which you are entitled to a book-entry account established to hold the stock for you. This credit will occur on the Distribution Date. After the Distribution Date, the distribution agent will mail you a statement of your ownership of Brookfield Homes common stock. Following the Distribution, you may retain your shares of Brookfield Homes common stock in your book-entry account, sell them or transfer them to a brokerage or other account.

        You will not receive any new stock certificates (representing shares in either Brookfield Homes or Brookfield Properties) in the Distribution. However, if you are a registered holder, you may request a physical stock certificate of Brookfield Homes after you receive the statement of ownership of Brookfield Homes common stock from the distribution agent. The statement of ownership will contain instructions on how to do this.

        If you hold your common shares of our company through a stockbroker, bank or other nominee, you are probably not a registered shareholder of record and the manner in which you receive the shares of Brookfield Homes common stock to which you are entitled depends upon your arrangements with the stockbroker, bank or other nominee that holds your common shares of our company for you. We expect that stockbrokers and banks generally will credit their customers' accounts with shares of Brookfield Homes common stock on or after the Distribution Date, but you will have to confirm that with your stockbroker, bank or other nominee.

        After the Distribution, you may instruct your stockbroker, bank or other nominee, subject to any arrangement you may have with that person, to transfer your shares of Brookfield Homes common stock into your own name to be held in book-entry form.

        The Distribution will not change the number of our common shares that you own.

        If you are a shareholder of our company, you are not required to make any payment for the shares of Brookfield Homes common stock to be received by you in the Distribution. You are not required to surrender or exchange your common shares in our company, or to take any other action, in order to receive the shares of Brookfield Homes common stock to which you are entitled in the Distribution. No proxy or vote is required to participate in the Distribution. You do not need to, and you should not, mail in any certificates representing our common shares in order to receive shares of Brookfield Homes common stock in the Distribution.

Listing and Trading of Brookfield Homes Common Stock

        There is currently no public market for shares of Brookfield Homes common stock. Although Brookfield Homes' common stock has been approved for listing, subject to official notice of issuance, on the NYSE, we cannot assure you as to the prices at which trading in Brookfield Homes common stock will occur after the Distribution. Unless and until shares of Brookfield Homes common stock are fully distributed and an orderly trading market develops, the prices at which trading in Brookfield Homes common stock occurs may fluctuate significantly. The prices at which shares of Brookfield Homes common stock trade will be determined by the marketplace and may be influenced by many factors. We cannot assure you that an active trading market in Brookfield Homes common stock will develop or be sustained in the future. You should also refer to "Business—Risks Relating to Our Common Stock—There has been no prior public market for shares of our common stock and an active trading market might not develop" in the Form 10 or the prospectus.

        We expect regular trading of shares of Brookfield Homes common stock to begin on the NYSE on the Distribution Date. Our common shares will continue to trade on the NYSE and the Toronto Stock Exchange both before the Distribution Date and after.

        Brookfield Homes will initially have approximately [2,839] stockholders of record, based on the number of record holders of our common shares on the Record Date. The transfer agent and registrar for shares of Brookfield Homes common stock will be Mellon Investor Services LLC. For information regarding options and other equity-based employee benefit awards involving Brookfield Homes common stock that may become outstanding after the Distribution, you should refer to "Executive Compensation—Stock Option Plan" in the Form 10 or the prospectus and "Executive Compensation—Deferred Share Unit Plan" in the Form 10 or the prospectus.

        Shares of Brookfield Homes common stock distributed in the Distribution will be freely transferable under securities laws in the United States, except for securities received by persons who may be deemed to be affiliates of Brookfield Homes. Persons who may be deemed to be affiliates of Brookfield Homes after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Brookfield Homes and may include its officers and directors and its principal stockholders, including Brascan. We will also be an affiliate of Brookfield Homes, with Brascan being the largest shareholder of each corporation. The affiliates of Brookfield Homes will be permitted to sell their shares of Brookfield Homes common stock only under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Examples of exemptions from the registration requirements of the Securities Act include the exemptions provided by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act.

CERTAIN TAX CONSEQUENCES OF THE DISTRIBUTION

        The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Accordingly, shareholders are advised to consult their own tax advisors concerning the income tax consequences to them.

Certain United States Federal Income Tax Considerations

        The following is a summary of the principal U.S. federal income tax considerations of the Distribution and the ownership and disposition of Brookfield Homes common stock to (a) a person that is (i) a citizen or individual resident in the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income tax regardless of the source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions (a "U.S. Holder") and (b) a person that is not a U.S. Holder (a "Non-U.S. Holder"). This summary does not address all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their personal circumstances nor to shareholders subject to special treatment under U.S. federal income tax laws, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations and a person that holds shares of the Corporation as part of a straddle or a hedging or conversion transaction. This summary is based on the U.S. Internal Revenue Code of

1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This summary assumes that a Brookfield Homes stockholder will hold his or its common stock as a capital asset within the meaning of Section 1221 of the Code.

U.S. Holders

        The Distribution.    The Distribution will be a taxable distribution to U.S. Holders for U.S. federal income tax purposes. The amount of the Distribution will be the fair market value of the shares of Brookfield Homes common stock distributed by us on the Distribution Date (including the fair market value of fractional stock). The amount of the Distribution will be treated as a dividend, and subject to tax as foreign source ordinary income, to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. If the amount of the Distribution exceeds our earnings and profits, the excess amount will be treated first as a non-taxable return of capital to the extent of a shareholder's basis in his or its Brookfield Properties' shares with respect to which the Distribution is made (resulting in a reduction of an equal amount in such tax basis) and thereafter as a capital gain.

        A U.S. Holder's tax basis in the shares of Brookfield Homes common stock received in the Distribution will be equal to the fair market value of such stock on the Distribution Date. The holding period for shares of Brookfield Homes common stock received in the Distribution will begin on the Distribution Date.

        Dividends.    The gross amount of any distribution by Brookfield Homes with respect to its shares of common stock generally will be included in the gross income of a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of Brookfield Homes. In the case of U.S. Holders that are corporations, such dividends generally will be eligible for the dividends received deduction. To the extent that the amount of any distribution exceeds Brookfield Homes current and accumulated earnings and profits, the distribution first will be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in such stock and to the extent that such distribution exceeds the U.S. Holder's adjusted tax basis in the stock, will be taxed as a capital gain.

        Sale or Disposition. A U.S. Holder generally will recognize gain or loss on the sale or other disposition of shares of Brookfield Homes common stock in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the stock and the amount realized on the disposition. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the stock for more than one year. For non-corporate U.S. Holders (including an individual) long-term capital gain is generally subject to a maximum U.S. federal income tax rate of 20%. Short-term capital gain recognized by a U.S. Holder will be subject to tax at ordinary income tax rates. Deductions for capital losses are subject to certain limitations.

Non-U.S. Holders

        The Distribution. A Non-U.S. Holder will not be subject to U.S. federal income tax with respect to the Distribution unless it is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, and the Distribution is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable tax treaty as a condition for subjecting such Non-U.S. Holder to U.S. taxation on a net income basis. In that case, a Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder.

        Dividends.    In general, distributions made by Brookfield Homes with respect to its shares of common stock will be treated as a dividend to the extent of Brookfield Homes' current or accumulated earnings and profits. Any distribution in excess of earnings and profits will be treated as a non-taxable return of capital and will reduce the Non-U.S. Holder's basis in such holder's shares of Brookfield Homes common stock. To the extent the distribution exceeds such basis, the excess will be treated as gain from the disposition of the Non-U.S. Holder's shares of common stock.

        Dividends paid to a Non-U.S. Holder of shares of Brookfield Homes common stock generally will be subject to U.S. withholding tax at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident, unless the dividends are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, and the dividends are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable tax treaty. In general, the U.S. withholding tax rate on non-effectively connected dividends paid to a resident of Canada under the Convention is 15%.

        Dividends received by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States are subject to U.S. federal income tax on a net income basis (that is, after allowance for applicable deductions) at graduated individual or corporate rates. Any such dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. Holder eligible for a reduced rate of withholding of U.S. federal income tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.

        Sale or Disposition.    Brookfield Homes is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, or other disposition of shares of Brookfield Homes common stock unless (i) the gain is effectively connected with the conduct of a United States trade or business of such Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition, and certain other conditions are satisfied, or (iii) such Non-U.S. Holder owned more than 5% of the outstanding shares of Brookfield Homes common stock at any time within the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder's holding period.

  Backup Withholding Tax and Information Reporting.

  U.S. Holders.

        U.S. Holders are generally subject to information reporting requirements and backup withholding with respect to the Distribution of the shares of Brookfield Homes common stock and with respect to proceeds paid on the disposition of, and dividends paid on, such shares. Backup withholding will not apply if the U.S. Holder provides an IRS Form W-9 to the payor or otherwise establishes an exemption. Certain stockholders (including, among others, corporations and Non-U.S. Holders) are not subject to the backup withholding rules. Under the backup withholding rules, we are required to withhold and remit to the IRS an amount equal to 30% of the fair market value of the shares of Brookfield Homes common stock distributed to a stockholder of record if such shareholder is subject to backup withholding. If we do not have the appropriate information from a stockholder or has received a notice from the IRS that a shareholder is subject to backup withholding, it will withhold some of the stock of Brookfield Homes common stock otherwise distributable to such shareholder, sell for the account of such shareholder an amount of shares of Brookfield Homes common stock necessary to satisfy the 30% backup withholding tax, and remit to the IRS the amount of sales proceeds necessary to satisfy Brookfield Properties' backup withholding obligation. Only the remaining shares of Brookfield Homes common stock (and any remaining sales proceeds) would be distributed to the stockholder.

  Non-U.S. Holders.

        Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by Brookfield Homes to such Non-U.S. Holders and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Non-U.S. Holders are not subject to backup withholding provided the Non-U.S. Holder certifies under penalties of perjury as to his or its status as a Non-U.S. Holder (and the payor does not have actual knowledge that such Non-U.S. Holder is a U.S. person) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a stockholder's U.S. federal income tax liability, provided the required information is provided to the IRS.

Certain Canadian Federal Income Tax Considerations

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to holders of our shares of common stock who receive a distribution of shares of Brookfield Homes common stock by way of reduction of stated capital and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the "Tax Act"), will hold shares of Brookfield Homes common stock as capital property and deal with each of Brookfield Homes and us at arm's length. The summary is based on the current provisions of the Tax Act, the regulations thereunder, the current administrative and assessing policies of the Canada Customs and Revenue Agency ("CCRA"), and all specific proposals to amend the Tax Act publicly announced or released by or on behalf of the Minister of Finance (Canada) before the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations. We have requested an advance tax ruling from the CCRA confirming the tax consequences of the distribution of Brookfield Homes common stock on a reduction of the stated capital of the Corporation's common shares.

        The Tax Act contains provisions relating to securities held by certain financial institutions. This summary does not take these provisions into account and taxpayers that are "financial institutions" for these purposes should consult their own tax advisors.

  Residents of Canada

        This portion of the summary is applicable to holders of our common shares who, for the purposes of the Tax Act and at all relevant times, are resident in Canada. The summary does not apply to a shareholder with respect to whom Brookfield Homes will be a foreign affiliate within the meaning of the Tax Act.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Brookfield Homes common stock must be expressed in Canadian dollars including dividends, adjusted cost base and proceeds of disposition; amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

  Distribution

        Subject to receipt from the CCRA of the advance income tax ruling that has been requested, the reduction of the stated capital account maintained in respect of our common shares will not be treated as a dividend received by the shareholder, except to the extent, if any, that the value of shares of Brookfield Homes common stock distributed to shareholders exceeds the amount by which the stated capital in respect of our common shares is reduced on the Distribution. The stated capital account maintained in respect of our common shares will be reduced by an amount equal to the value of the shares of Brookfield Homes common stock distributed to shareholders. Such value is to be determined as the weighted average trading price for the stock on the New York Stock Exchange for the 10 trading days immediately following the Distribution. Such determination of value is not binding on the CCRA.

        As a result of the reduction of the stated capital of our common shares, the adjusted cost base of our common shares to a shareholder will be reduced by an amount equal to the value, at the time of the Distribution, of the shares of Brookfield Homes common stock received by the shareholder. If the value of such shares of Brookfield Homes common stock at the time of the Distribution exceeds the adjusted cost base to a shareholder of our common shares, such holder will be deemed to have realized a capital gain equal to such excess. The amount of any capital gain so realized will be added to the cost to the shareholder of our common shares. Shares of Brookfield Homes common stock received by a shareholder will have a cost to the holder for tax purposes equal to their value at the time of the Distribution.

  Disposition of Brookfield Homes Common Stock

        A disposition or deemed disposition of Brookfield Homes common stock by a holder will result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Brookfield Homes common stock immediately before the disposition. One-half of any capital gain (the "taxable capital gain") will be required to be included in income for the year of disposition. One-half of any capital loss (the "allowable capital loss") may be deducted against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act. Capital gains realized by an individual may give rise to alternative minimum tax under the Tax Act. A Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

  Dividends on Brookfield Homes Common Stock

        Dividends on the Brookfield Homes common stock, if any, will be required to be included in the recipient's income for the purposes of the Tax Act. The amount of the dividend will include any United States non-resident withholding tax withheld from the dividend. Dividends received by a stockholder who is an individual will not be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations. A stockholder that is a corporation will include the dividends in computing its income and generally will not be entitled to deduct the amount thereof in computing its taxable income. A stockholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on the dividends. United States non-resident withholding tax on the dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act. See above under "Certain United States Federal Income Tax Considerations".

  Foreign Property Information Reporting

        In general, a "specified Canadian entity" whose total cost amount of "specified foreign property", as defined in the Tax Act, exceeds Cdn $100,000 is required to file an information return disclosing prescribed information, including the cost amount, any dividends received, and any gains or losses realized, in respect of such property. With some exceptions, a taxpayer resident in Canada will be a specified Canadian entity. Brookfield Homes common stock will constitute specified foreign property. Accordingly, holders should consult their own advisors regarding compliance with these rules.

  Foreign Investment Entity Notice of Ways and Means Motion

        On October 11, 2002, the Minister of Finance (Canada) tabled a Notice of Ways and Means Motion (the "Motion") to amend provisions of the Tax Act relating to the taxation of investments in non-resident entities, referred to as "foreign investment entities", effective for taxation years commencing after 2002. Under the Motion, where an interest in a non-resident entity is held by a taxpayer at the end of the taxation year of the entity and, at that time, the entity constitutes a "foreign investment entity", the taxpayer generally would be required to include in computing income, on an annual basis, an amount determined by multiplying the taxpayer's cost of the interest in the entity by a factor based on interest rates prescribed under the regulations to the Tax Act.

        Based on the Motion, these rules will not apply to a holder as long as a holding of shares of Brookfield Homes common stock is an "exempt interest" at the end of Brookfield Homes' taxation year. Brookfield Homes common stock will constitute an "exempt interest" as long as they are widely held and actively traded and listed on a prescribed stock exchange (which currently includes the New York Stock Exchange) throughout the period during which a holder holds Brookfield Homes common stock, unless it is reasonable to conclude that a holder had a tax avoidance motive, in the terms contemplated by the Motion, for acquiring Brookfield Homes common stock. It is expected that Brookfield Homes common stock will be widely held and actively traded, and apart from the effect of a holder's particular circumstances, Brookfield Homes would generally not expect a tax avoidance motive to be considered to underlie the acquisition of shares of its common stock.

  Eligibility for Investment

        Provided the Brookfield Homes common stock are listed on a prescribed stock exchange (which currently includes the New York Stock Exchange) the Brookfield Homes common stock will be qualified investment under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans. Brookfield Homes common stock will be foreign property under the Tax Act.

  Non-Residents of Canada

        The following portion of the summary is applicable to holders of our common stock who, for purposes of the Tax Act and at all relevant times, are not and will not be resident or deemed to be resident in Canada and do not and will not use and are not and will not be deemed to use their Brookfield Homes common stock in or in the course of carrying on a business in Canada. Special rules which are not discussed in this summary may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

        Subject to receipt from the CCRA of the advance income tax ruling that has been requested, a non-resident shareholder will generally not be subject to income tax under the Tax Act in respect of the Distribution of Brookfield Homes common stock.

QuickLinks

  EXHIBIT 99.1
INFORMATION STATEMENT
QUESTIONS AND ANSWERS
AVAILABLE INFORMATION
THE DISTRIBUTION
CERTAIN TAX CONSEQUENCES OF THE DISTRIBUTION